UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 16, 2021 (December 15, 2021)

AGREE REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

1-12928 (Commission file number)	38-3148187 (I.R.S. Employer Identification No.)

70 E. Long Lake Road Bloomfield Hills, MI (Address of principal executive offices)	48304 (Zip code)

(Registrant’s telephone number, including area code) (248) 737-4190

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.0001 par value	ADC	New York Stock Exchange
Depositary Shares, each representing one-thousandth of a share of 4.25% Series A Cumulative Redeemable Preferred Stock, $0.0001 par value	ADCPrA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Agree Realty Corporation (the “Company”), as parent guarantor, and Agree Limited Partnership, as borrower (the “Borrower”), entered into that certain Third Amended and Restated Revolving Credit Agreement, dated as of December 15, 2021 (the “Credit Agreement”), with PNC Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein, and with certain indirect subsidiaries of the Borrower as guarantors. The Credit Agreement amends and restates that certain Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 5, 2019 (as amended, the “Existing Credit Agreement”), by and among the Company, the Borrower, PNC Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein.

The Credit Agreement amended the terms under the Existing Credit Agreement by: (i) increasing the borrowing capacity to $1.0 billion from $600 million; (ii) increasing the size of the accordion feature, pursuant to which the Borrower may request additional lender commitments to increase the facility size up to $1.75 billion; (iii) reducing the interest rates under the tiered rate structure; and (iv) extending the termination date from January 15, 2024 to January 15, 2026. The maturity date of the Credit Agreement remains subject to extensions exercisable at the option of the Company. Based on the Company’s current credit ratings, borrowings under the Credit Agreement will bear interest at a rate of LIBOR plus 77.5 basis points, which was reduced from LIBOR plus 82.5 basis points under the Existing Credit Agreement.

The Credit Agreement contains certain (a) restrictive covenants, including, but not limited to, restrictions on the entry into burdensome agreements, the prohibition of the incurrence of indebtedness secured by liens, the ability to make certain payments and the ability to enter into certain merger, consolidation, asset sale and affiliate transactions, and (b) financial maintenance covenants, including, but not limited to, a maximum leverage ratio, a minimum fixed charge ratio and a maximum secured indebtedness ratio. The Credit Agreement also contains representations and warranties, affirmative covenants and events of default, including certain cross defaults with the Company’s other indebtedness, customary for an agreement of its type. As is customary, certain events of default could result in an acceleration of the Company’s obligations under the Credit Agreement.

The foregoing summary is not an exhaustive description of the terms of the Credit Agreement, which is attached hereto as Exhibit 10.1, and such summary is qualified in its entirety by reference to the attached Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)        Exhibits

Exhibit	Description

10.1	Third Amended and Restated Credit Agreement, dated as of December 15, 2021 by and among Agree Realty Corporation, Agree Limited Partnership, PNC Bank, National Association as Administrative Agent, and a syndicate of lenders named therein.
104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGREE REALTY CORPORATION

By:	/s/ Peter Coughenour
	Name:	Peter Coughenour
	Title:	Chief Financial Officer and Secretary

Date: December 16, 2021